EXHIBIT 99.1

American River Bankshares Reports First Quarter 2020 Results

SACRAMENTO, Calif., April 16, 2020 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $1.4 million, or $0.24 per diluted share for the first quarter of 2020 compared to $1.1 million, or $0.20 per diluted share for the first quarter of 2019.

“While it is important to share our quarterly results with our shareholders, it is important to remember that the current global pandemic is impacting us all,” said David E. Ritchie, Jr., President and Chief Executive Officer. “We are carefully balancing our decisions to benefit our shareholders while protecting the health and wellbeing of our employees and financial viability of our clients, which would include providing access to the benefits under the CARES Act.”

Financial Highlights

  Net loans decreased $5.8 million (1.5%) and core deposits increased $1.2 million (0.2%) during the first quarter of 2020.  Net loans increased $52.0 million (15.5%) from March 31, 2019 to March 31, 2020. Core deposits increased $47.5 million (9.8%) from March 31, 2019 to March 31, 2020.
  The first quarter 2020 net interest margin was 3.75%, compared to 3.63% for the fourth quarter of 2019 and 3.59% for the first quarter of 2019.
  Net interest income was $6.2 million in the first quarter of 2020, compared to $5.5 million in the first quarter of 2019
  Pretax, pre-provision income increased $724,000 (42.6%) to $2.4 million in the first quarter of 2020, compared to $1.7 million in the first quarter of 2019.
  The allowance for loan and lease losses was $5.6 million (1.43% of total loans and leases) at March 31, 2020, compared to $5.1 million (1.29% of total loans and leases) at December 31, 2019 and $4.6 million (1.34% of total loans and leases) at March 31, 2019.  There were no nonperforming loans at March 31, 2020 and December 31, 2019 compared to $25,000 at March 31, 2019.
  Shareholders’ equity was $86.9 million at March 31, 2020 compared to $82.9 million at December 31, 2019.  Tangible book value per share was $11.92 at March 31, 2020 compared to $11.29 at December 31, 2019.  Book value per share was $14.68 per share at March 31, 2020 compared to $14.06 per share at December 31, 2019.
  The Company continued the quarterly cash dividend program by paying a $0.07 per share cash dividend on February 12, 2020.
  The Company continues to maintain strong capital ratios.  At March 31, 2020 the Leverage ratio was 9.4% compared to 9.2% at December 31, 2019; the Tier 1 Risk-Based Capital ratio was 15.3% compared to 14.8% at December 31, 2019; and the Total Risk-Based Capital ratio was 16.6% compared to 15.9% at December 31, 2019.

Northern California Economic Update, March 31, 2020.

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts, and the State of California Employment Development Department.

The commercial real estate and employment data below primarily covering years 2017 through 2019 reflects mostly positive trends in the markets we serve.  2019 commercial real estate results reflect some slight signs of slowing when compared to year-end 2018.   Unemployment for the month of December 2019 decreased when compared to year-end 2018, however, as we move into 2020, unemployment has increased in all of the Bank’s markets.

Although more current data has not yet fully emerged, the Bank’s management is closely monitoring the ongoing economic effects of the COVID-19 pandemic, including temporary and permanent business closures, increased unemployment, and the disruption of supply chains for construction. It is anticipated that unemployment will continue to rise and the commercial real estate market will slow considerably in the coming months.

Commercial Real Estate.  In the Greater Sacramento Area, when comparing fourth quarter 2018 to fourth quarter 2017, commercial real estate vacancies improved in all segments.  Office vacancy decreased from 14.9% to 14.0%, retail vacancy decreased from 9.1% to 7.8%, and industrial vacancy decreased from 5.9% to 4.7%.  As of the fourth quarter 2019, vacancies in office and industrial segments decreased slightly further to 13.8% and 4.6% respectively.  Retail vacancy increased slightly over the year, topping at 8.3%, however, rested at 7.8% as of fourth quarter 2019.

In Sonoma County, vacancy rates fluctuated within a relatively narrow range during 2018.  Comparing fourth quarter 2018 to fourth quarter 2017, commercial real estate office vacancy decreased slightly from 12.5% to 12.3%, retail vacancy increased from 3.8% to 4.5%, and industrial vacancy increased from 4.6% to 4.8%.  As of fourth quarter 2019, Sonoma County’s retail and industrial vacancy rates decreased slightly further to 4.3% and 4.7% respectively.  Office vacancy remained flat at 12.3%.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported a positive absorption from December 31, 2017 through December 31, 2018.  Some fluctuation has occurred in 2019 and as of December 31, 2019 absorption was a positive 129,414 square feet (SF) for office, 568,000 SF for retail, and 120,000 SF for industrial.

Sonoma County and the City of Santa Rosa reported positive absorption for the office segment from December 31, 2017 through the third quarter of 2018.  Although absorption remained positive for the fourth quarter of 2018 and into 2019, it was trending downward, and at the end of the third quarter 2019 was negative 45,441 SF in Sonoma County and a positive 44,143 SF in Santa Rosa.

Industrial absorption in Sonoma County was also positive through third-quarter 2018, however, experienced an increasingly negative absorption since that time.  During the third quarter 2019, some improvement was made, however, absorption was still a negative 71,923 SF.  As of fourth quarter 2019, industrial absorption improved further to a positive 18,599 SF.  In the City of Santa Rosa, industrial absorption was positive from December 31, 2017 through June 30, 2018, however began to decline as of September 30, 2018 at which time absorption was a negative 7,795 SF.  As of September 30, 2019, absorption was a negative 6,876 SF, however improved as of December 31, 2019 to a positive 81,630 SF.   Retail absorption data for Sonoma County and the City of Santa Rosa is not available for the time periods mentioned above.

In the Greater Sacramento area, commercial lease rates overall have increased from December 31, 2017 through December 31, 2018 with lease rates ranging from the following: office: $1.88/SF to $1.99/SF; retail: $1.34/SF to $1.38/SF and industrial: $0.50/SF to $0.57/SF.  Fourth quarter 2018 lease rates represent the top of the range in two segments at $1.99/SF for office and $0.57/SF for industrial.  Retail decreased slightly from $1.39/SF in third quarter 2018 to $1.38/SF in fourth quarter 2018.  As of fourth quarter 2019, lease rates for office, industrial, and retail remained flat at $1.99/SF, $0.57/SF, and $1.41/SF respectively.

As a proxy for Sonoma County, the City of Santa Rosa’s gross office lease rates as of year-end 2017 ranged from $1.75/SF to $2.35/SF and industrial rates ranged from $0.90/SF to $1.10/SF.  Year-end 2018 office rental rates ranged from $1.80/SF to $2.50/SF (depending on quality) and industrial rates ranged from $0.95/SF to $1.30/SF with cannabis use rents ranging from $1.50/SF to $3.00+ per SF gross.  As of second quarter 2019, office rental rates ranged from $1.95 - $2.35/SF full service for Class A, and $1.75 - $1.90/SF full service for Class B.  Industrial rental rates ranged from $0.95 - $1.25/SF gross (non-cannabis).  Retail rental rates ranged from $2.00 - $4.50/SF NNN for shops in anchor centers and $1.25 - $1.50/SF NNN for anchor space in anchor centers.  Subsequent data for Santa Rosa is not yet available. There is no retail rental rate data available for the City of Santa Rosa for the other time periods mentioned above.

Due to the rural nature of the Amador County region, it has the lowest level of commercial real estate concentration in the Bank’s footprint.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family.  The Bank’s multi-family loan portfolio is widely spread geographically throughout California.  Sacramento data is currently being used below as it is our largest concentration, however, as multi-family loans become more concentrated in other major areas they may be added in the future.

The multi-family market in the Sacramento area has reflected high occupancy from December 31, 2017 through December 31, 2018.  The highest occupancy rate within this time range was in third quarter 2018 at 96.8%, and the lowest was first quarter 2018 at 96.3%.  As of fourth quarter 2019, occupancy was at 96.5%.  Monthly lease rates during this period ranged from $1,359 in fourth quarter 2017 to $1,405 in fourth quarter 2018.  As of fourth quarter 2019, lease rates increased to $1,495.

The trailing 12-month cap rate from fourth quarter 2017 through fourth quarter 2018, ranged with some fluctuation from a high of 5.6% in fourth quarter 2017 to a low of 5.4% in the second quarter 2018.  As of fourth quarter 2019, the 12-month cap rate was 5.8%.

Employment.  National unemployment, which reached a high of 10.0% at October 31, 2009, had dropped steadily over the years and stabilized.  However, the recent global COVID-19  pandemic facing our nation has had a sudden tremendous impact on unemployment.  When compared to December 2016, national unemployment decreased from 4.7% to 4.1% in December 2017, 3.9% in December 2018, and 3.5% as of December 2019.  As of March 31, 2020, the national unemployment rate was 4.4%, a sharp increase compared to February’s 3.5% unemployment rate.

California unemployment was 4.4% at December 31, 2017.  As of December 2018 and December 2019, the rate decreased further to 4.3% and 3.9% respectively.  The California preliminary unemployment rate remained flat at 3.9% as of February 2020.  The number of employed Californians increased during years 2017 and 2018, and slowed at year-end 2019.   There were 18.5 million employed at the end of 2017, and 18.7 million at the end of years 2018 and 2019.  As of February 2020, the number of employed Californians increased since year-end 2019 by 28,000 jobs.  The March 2020 data is not yet available for California, but as stated earlier based on the increased number of first time unemployment claims we expect the unemployment rate to increase.

All three of our markets have reported positive unemployment rate results from year-end 2017 to year-end 2019 with an increase in unemployment as we move into 2020.  When comparing December 31, 2017 to December 31, 2018, unemployment rates increased slightly from 3.9% to 4.0% in the Sacramento MSA and decreased from 2.9% to 2.6% in the Santa Rosa-Petaluma MSA.  As of December 31, 2019, the unemployment rate for Sacramento and Santa Rosa-Petaluma MSAs decreased to 3.2% and 2.4%, respectively.  Over the same period, Amador County’s unemployment has improved decreasing to 4.3% at December 31, 2017, 4.0% at December 31, 2018, and 3.6% at December 31, 2019.

As of February 2020, unemployment rates increased slightly in all areas compared to year-end 2019 as follows: Sacramento MSA increased from 3.2% to 3.8%, Santa-Rosa-Petaluma MSA increased from 2.4% to 2.8%, and Amador County from 3.6% to 4.4%.

Job growth was positive in all of our markets from year-end 2017 to year-end 2018.  Compared to December 2017, job growth was 3.7% for Sacramento MSA, 1.6% for Santa Rosa MSA and 1.2% for Amador County as of December 2018.   As of December 2019, the number employed decreased slightly in the Sacramento MSA and Santa Rosa MSA, 0.19% and 0.39% respectively, while Amador County increased the number employed 2.08%.   February 2020 results reflect a decrease in job growth for all three areas.  The number employed in the Sacramento MSA decreased by 7,000 jobs or 0.65%, Santa Rosa MSA 2,000 jobs or 0.79%, and Amador County 60 jobs or 0.42%.

Balance Sheet Review

American River Bankshares’ assets totaled $716.1 million at March 31, 2020, compared to $720.4 million at December 31, 2019, and $689.4 million at March 31, 2019.

Net loans totaled $388.0 million at March 31, 2020, compared to $393.8 million at December 31, 2019, and $336.0 million at March 31, 2019.

The loan portfolio at March 31, 2020 included: real estate loans of $318.4 million (81% of the portfolio), commercial loans of $42.9 million (11% of the portfolio) and other loans, which consist mainly of agriculture and consumer loans of $33.0 million (8% of the portfolio).  The real estate loan portfolio at March 31, 2020 includes: owner-occupied commercial real estate loans of $74.4 million (23% of the real estate portfolio), investor commercial real estate loans of $141.9 million (45% of the real estate portfolio), multi-family real estate loans of $52.1 million (16% of the real estate portfolio), construction and land development loans of $20.9 million (7% of the real estate portfolio) and residential real estate loans of $29.1 million (9% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans and leases, other assets, and other real estate owned (“OREO”).  Nonperforming loans include all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest, but still accrue interest because such loans are well-secured and in the process of collection. There were $846,000 in NPAs at March 31, 2020 compared to $1.4 million in NPAs at December 31, 2019 and $982,000 at March 31, 2019.   The NPAs to total assets ratio decreased to 0.12% at March 31, 2020 from 0.19% at December 31, 2019 and from 0.14% at March 31, 2019.

At March 31, 2020 and December 31, 2019, the Company had one OREO property totaling $846,000 compared to a balance of $957,000 at March 31, 2019.  During the fourth quarter of 2019, the book value of this OREO property was written down from $957,000 to $846,000 after receipt of an updated appraisal.  Also during the fourth quarter of 2019, the Company took possession of an automobile which was held as collateral for a loan.  The book value of this automobile at December 31, 2019 was $517,000 and was classified in other assets.  During the first quarter of 2020, this automobile was sold with 100% of the principal collected upon sale. At March 31, 2020, December 31, 2019 and March 31, 2019 there was no valuation allowance for OREO properties.

Loans measured for impairment were $7.5 million at the end of March 2020, a decrease from $7.6 million at December 31, 2019, and from $8.6 million at the end of March 2019.  Specific reserves of $134,000 were held on the impaired loans at March 31, 2020, compared to $142,000 at December 31, 2019 and $164,000 at March 31, 2019.  There was $495,000 in provision for loan and lease losses in the first quarter of 2020 compared to $180,000 in provision for the fourth quarter of 2019 and $180,000 for the first quarter of 2019.  The additions to the loan and lease loss allowance in 2020 were due to the anticipated economic impact of the COVID-19 pandemic and expected volatility in loan payments.  The Company had net recoveries of $4,000 in the first quarter of 2020 compared to net recoveries of $4,000 in the fourth quarter of 2019 and net recoveries of $5,000 in the first quarter of 2019.   The Company continues to gather the latest information available to perform and update its impairment analysis.  As more information becomes available, including the economic impact of the COVID-19 pandemic, the Company will update the impairment analysis, which could lead to further charges to the ALLL.  The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $4.3 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $255.9 million at March 31, 2020, a decrease of 2.4% from $262.2 million at December 31, 2019 and of 10.8% from $286.9 million at March 31, 2019.

At March 31, 2020, the investment portfolio was comprised of 92% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 5% obligations of states and political subdivisions, and 3% corporate bonds.  The reduction in the investment portfolio during 2020 was to increase the Company’s cash position in light of potential liquidity needs due to the COVID-19 pandemic.

At March 31, 2020, total deposits were $603.1 million, compared to $604.8 million at December 31, 2019 and $572.4 million one year ago.  Core deposits increased $1.2 million (0.2%) to $532.2 million at March 31, 2020 from $531.0 million at December 31, 2019 and increased $47.5 million (9.8%) from $484.7 million at March 31, 2019.  The Company considers all deposits except time deposits as core deposits.

At March 31, 2020, noninterest-bearing demand deposits accounted for 38% of total deposits, interest-bearing demand accounts were 11%, savings deposits were 12%, money market balances accounted for 27% and time certificates were 12% of total deposits.   At March 31, 2019, noninterest-bearing demand deposits accounted for 37% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 13%, money market balances accounted for 23% and time certificates were 15% of total deposits.

Shareholders’ equity increased $3.9 million (4.8%) to $86.8 million at March 31, 2020 compared to $82.9 million at December 31, 2019.  The increase in equity from December 31, 2019 was due to a $2.8 million increase in accumulated other comprehensive income related to an increase in the unrealized gain on securities, a $1.0 million increase in Retained Earnings due to the net income for the quarter less cash dividends declared, and a $98,000 increase in common stock from equity compensation.

Net Interest Income

The net interest income during the first quarter 2020 increased $639,000 (11.5%) to $6.2 million from $5.5 million in the first quarter of 2019 and the net interest margin as a percentage of average earning assets was 3.75% in the first quarter of 2020, compared to 3.63% in the fourth quarter of 2019 and 3.59% in the first quarter of 2019.  Interest income for the first quarter of 2020 increased $583,000 (9.5%) to $6.7 million compared to $6.1 million in the first quarter of 2019.

The average tax equivalent yield on earning assets increased from 3.96% in the first quarter of 2019 to 4.06% for the first quarter of 2020.  Much of the increase in yields from the first quarter of 2019 to the first quarter of 2020 can be attributed to an increase in loans and an increase in yield on loans due to the higher rate environment between these periods.  When compared to the first quarter of 2019, average loan balances increased $67.8 million (20.6%) from $328.6 million to $396.3 million for the first quarter of 2020.  The yield on loans increased from 4.93% in the first quarter of 2019 to 5.03% during the first quarter of 2020.

The average balance of earning assets increased $37.0 million (5.8%) from $633.0 million in the first quarter of 2019 to $670.0 million in the first quarter of 2020.

Interest expense for the first quarter of 2020 decreased $56,000 (9.6%) to $527,000 compared to $583,000 for the first quarter of 2019.  The decrease in interest expense is related to a reduction in some higher rate time deposits.  As these high rate time deposits matured they exited the Company and were replaced by lower cost checking and money market accounts.  Average time deposits decreased $16.8 million (19.2%) from $87.6 million during the first quarter of 2019 to $70.8 million during the first quarter of 2020 and the cost of those funds decreased from 1.80% to 1.30% during that same time period.  The average cost of funds decreased from 0.60% in the first quarter of 2019 to 0.54% in the first quarter of 2020.  Average deposits increased $26.4 million (4.5%) from $581.7 million during the first quarter of 2019 to $608.1 million during the first quarter of 2020.  Average borrowings decreased $2.5 million (12.8%) from $19.5 million during the first quarter of 2019 to $17.0 million during the first quarter of 2020.

Noninterest Income and Expense

Noninterest income for the first quarter of 2020 was $452,000, an increase of $41,000 (10.0%) from $411,000 in the first quarter of 2019.  The increase in noninterest income was predominately related to an increase in income from service charges on deposits from $121,000 in 2019 to $155,000 in 2020.

Noninterest expense decreased $44,000 (1.0%) from $4.3 million for the first quarter of 2019 to $4.2 million in the first quarter of 2020.  The decrease is primarily due to a decrease in other expenses of $108,000 which includes costs such as insurance, advertising, director expenses, technology and telephone expenses, and bank charges.  The largest change within the other expenses category is in advertising and business development.  Advertising and business development decreased $123,000 (63.4%) from $194,000 in the first quarter of 2019 to $71,000 in the first quarter of 2020.  Much of this decrease is related to the shelter in place order within our markets reducing the number of business development opportunities and events.  This was offset by an increase in salaries and benefits of $84,000 (3.0%) due to regular annual salary adjustments and promotions.

The fully taxable equivalent efficiency ratio for the first quarter of 2020 decreased to 63.0% from 70.9% for the first quarter of 2019.

Provision for Income Taxes

Federal and state income taxes for the quarter ended March 31, 2020 increased by $123,000 (32.9%) from $374,000 in the first quarter of 2019 to $497,000 in the first quarter of 2020.  The higher provision for taxes in 2020 compared to 2019 primarily resulted from a lower level of tax benefits from tax-exempt investments and equity compensation and an increase in taxable income in 2020.

Earnings Conference Call

The first quarter earnings conference call will be held Thursday, April 16, 2020 at 1:30 p.m. Pacific Time.  David E. Ritchie, Jr., President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2464 and entering the Conference ID 6805 366#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We provide financial expertise and exceptional service to complement a full suite of banking products and services to meet the needs of the communities we serve. For more information, call (800) 544-0545 or visit our website at AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include income before provisions for loan and lease losses and income taxes (referred to as “pretax, pre-provision income”), tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Income Before Provision for Loan and Lease Losses and Income Taxes (non-GAAP financial measures)

Income before provision for loan and lease losses and income taxes (pretax, pre-provision income) adds back both the provision for loan and lease losses and the provision for income taxes to net income.  The Company believes the income before deducting the provisions for loan and lease losses and income taxes facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 21% effective tax rate for 2019 and 2020 allows for comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments.  The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue.  The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	March 31	December 31	March 31
ASSETS	2020	2019	2019
Cash and due from banks	$15,272	$15,258	$16,610
Federal funds sold	0	0	0
Interest-bearing deposits in banks	11,400	2,552	2,835
Investment securities	255,864	262,213	286,879
Loans & leases:
Real estate	318,380	323,771	285,950
Commercial	42,887	43,019	29,827
Other	33,071	32,871	25,256
Deferred loan and lease origination fees, net	(657)	(721)	(449)
Allowance for loan and lease losses	(5,637)	(5,138)	(4,577)
Loans and leases, net	388,044	393,802	336,007
Bank premises and equipment, net	996	1,191	1,151
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	4,259	4,259	3,932
Other real estate owned, net	846	846	957
Accrued interest receivable and other assets	23,051	23,911	24,676
	$716,053	$720,353	$689,368

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$229,793	$227,055	$213,012
Interest checking	67,444	69,834	66,148
Money market	162,184	158,319	132,966
Savings	72,800	75,820	72,576
Time deposits	70,915	73,809	87,677
Total deposits	603,136	604,837	572,379
Short-term borrowings	5,000	9,000	19,000
Long-term borrowings	10,500	10,500	10,500
Accrued interest and other liabilities	10,563	13,107	9,913
Total liabilities	629,199	637,444	611,792

SHAREHOLDERS' EQUITY
Common stock	30,634	30,536	30,281
Retained earnings	51,600	50,581	47,347
Accumulated other comprehensive income (loss)	4,620	1,792	(52)
Total shareholders' equity	86,854	82,909	77,576
	$716,053	$720,353	$689,368

Ratios:
Nonperforming loans and leases to total loans and leases	0.00%	0.00%	0.01%
Net (recoveries) chargeoffs to average loans and leases (annualized
at March 31, 2019 and 2020)	0.00%	-0.02%	-0.01%
Allowance for loan and lease losses to total loans and leases	1.43%	1.29%	1.34%

American River Bank Capital Ratios:
Leverage Capital Ratio	9.50%	9.26%	9.20%
Common Equity Tier 1 Risk-Based Capital	15.47%	14.93%	15.95%
Tier 1 Risk-Based Capital Ratio	15.47%	14.93%	15.95%
Total Risk-Based Capital Ratio	16.72%	16.10%	17.13%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	9.40%	9.16%	9.13%
Tier 1 Risk-Based Capital Ratio	15.31%	14.77%	15.83%
Total Risk-Based Capital Ratio	16.56%	15.94%	17.01%

Nonperforming loans	-	-	25
Nonperforming assets	846	1,363	982

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	First	First
	Quarter	Quarter	%
	2020	2019	Change
Interest income	$6,715	$6,132	9.5%
Interest expense	527	583	(9.6)%
Net interest income	6,188	5,549	11.5%
Provision for loan and lease losses	495	180	-%
Noninterest income:
Service charges on deposit accounts	155	121	28.1%
Gain on sale of securities	38	36	5.6%
Other noninterest income	259	254	2.0%
Total noninterest income	452	411	10.0%
Noninterest expense:
Salaries and employee benefits	2,865	2,781	3.0%
Occupancy	256	257	(0.4)%
Furniture and equipment	143	140	2.1%
Federal Deposit Insurance Corporation assessments	27	50	(46.0)%
Expenses related to other real estate owned	5	4	25.0%
Other expense	920	1,028	(10.5)%
Total noninterest expense	4,216	4,260	(1.0)%
Income before provision for income taxes	1,929	1,520	26.9%
Provision for income taxes	497	374	32.9%
Net income	$1,432	$1,146	25.0%

Basic earnings per share	$0.24	$0.20	20.0%
Diluted earnings per share	$0.24	$0.20	20.0%

Net interest margin as a percentage of
average earning assets	3.75%	3.59%

Average diluted shares outstanding	5,883,576	5,857,627

Operating Ratios:
Return on average assets	0.80%	0.68%
Return on average equity	6.77%	6.17%
Return on average tangible equity	8.38%	7.88%
Efficiency ratio (fully taxable equivalent)	62.96%	70.91%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	2020	2019	2019	2019	2019
Interest income	$6,715	$6,707	$6,555	$6,276	$6,132
Interest expense	527	603	627	648	583
Net interest income	6,188	6,104	5,928	5,628	5,549
Provision for loan and lease losses	495	180	120	180	180
Noninterest income:
Service charges on deposit accounts	155	149	149	139	121
Gain on sale of securities	38	41	9	29	36
Other noninterest income	259	249	259	253	254
Total noninterest income	452	439	417	421	411
Noninterest expense:
Salaries and employee benefits	2,865	2,893	2,898	2,744	2,781
Occupancy	256	255	256	255	257
Furniture and equipment	143	142	120	140	140
Federal Deposit Insurance Corporation assessments	27	-	(47)	45	50
Expenses related to other real estate owned	5	119	7	4	4
Other expense	920	936	859	960	1,028
Total noninterest expense	4,216	4,345	4,093	4,148	4,260
Income before provision for income taxes	1,929	2,018	2,132	1,721	1,520
Provision for income taxes	497	511	561	445	374
Net income	$1,432	$1,507	$1,571	$1,276	$1,146

Basic earnings per share	$0.24	$0.26	$0.27	$0.22	$0.20
Diluted earnings per share	$0.24	$0.26	$0.27	$0.22	$0.20

Net interest margin as a percentage of
average earning assets	3.75%	3.63%	3.62%	3.57%	3.59%

Average diluted shares outstanding	5,883,576	5,881,901	5,870,916	5,862,416	5,857,627
Shares outstanding-end of period	5,918,375	5,898,878	5,903,228	5,903,228	5,887,962

Operating Ratios (annualized):
Return on average assets	0.80%	0.82%	0.88%	0.74%	0.68%
Return on average equity	6.77%	7.22%	7.65%	6.53%	6.17%
Return on average tangible equity	8.38%	8.99%	9.57%	8.25%	7.88%
Efficiency ratio (fully taxable equivalent)	62.96%	65.74%	64.01%	68.00%	70.91%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of pretax, pre-provision income by adding back the provisions for both loan and lease losses and income taxes to net income.

	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	2020	2019	2019	2019	2019
Reported net income	$1,432	$1,507	$1,571	$1,276	$1,146
Provision for loan and lease losses	495	180	120	180	180
Provision for income taxes	497	511	561	445	374
Pretax, pre-provision income	$2,424	$2,198	$2,252	$1,901	$1,700

American River Bankshares
Analysis of Net Interest Margin on Earning Assets (Unaudited)
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended March 31,	2020			2019
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$372,826	$4,675	5.04%	$312,588	$3,818	4.95%
Tax-exempt loans and leases	23,496	278	4.76%	15,982	178	4.52%
Taxable investment securities	259,592	1,739	2.69%	283,006	2,024	2.90%
Tax-exempt investment securities	5,445	45	3.32%	14,260	111	3.16%
Federal funds	-	-	N/A	700	5	2.90%
Interest-bearing deposits in banks	8,615	34	1.59%	6,459	44	2.76%
Total earning assets	669,974	6,771	4.06%	632,995	6,180	3.96%
Cash & due from banks	16,008			16,176
Other assets	40,675			41,411
Allowance for loan & lease losses	(5,218)			(4,420)
	$721,439			$686,162

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$230,222	$204	0.36%	$211,003	$94	0.18%
Savings	74,530	7	0.04%	73,602	7	0.04%
Time deposits	70,787	229	1.30%	87,636	388	1.80%
Other borrowings	16,978	87	2.06%	19,533	94	1.95%
Total interest bearing liabilities	392,517	527	0.54%	391,774	583	0.60%
Noninterest bearing demand deposits	232,562			209,456
Other liabilities	11,282			9,628
Total liabilities	636,361			610,858
Shareholders' equity	85,078			75,304
	$721,439			$686,162
Net interest income & margin		$6,244	3.75%		$5,597	3.59%

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
 Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Jennifer J. Held
Vice President, Marketing Director
American River Bankshares
916-231-6717